Exhibit 10.5

Escrow Agreement

This Escrow Agreement is made on the date set forth below, and is made a part of that certain Limited Liability Company Purchase Agreement (“Purchase Agreement”) entered into by and between Narayan Torke, an individual (“Seller”), Hart Lab, LLC (“Company”), and Adeona Pharmaceuticals, Inc. (“Purchaser”).  Seller, Company, and Purchaser may be hereinafter referred to collectively as the “Parties”, and individually as a “Party”.

The Parties have agreed that proceeds from the sale and other cash in the amount of $266,000.00 shall be deposited into escrow by Purchaser to make payment of the balance of the purchase price to Seller and to cover the cost associated with certain equipment leases (“Equipment Leases”) otherwise identified as the Olympus and the Baytree clinical equipment leases as described pursuant to the Purchase Agreement.

An escrow account shall be established with the law firm of Russel G. Winick & Associates, P.C. pursuant to this Agreement, and the Parties hereby appoint Russel G. Winick & Associates, P.C. to serve as escrow agent (“Escrow Agent”).  Seller further agrees to place in said escrow the sum of $266,000.00 at Closing, said funds to be held in escrow, and distributed by the Escrow Agent as follows:

1.
Escrow funds in the amount of $187,141.30 shall be released to Seller at Closing upon execution of the Second Amendment to the Purchase Agreement by the Parties.  Funds released to Seller pursuant to this Paragraph 1 shall be subject to deduction of $5,000.00, whereby such $5,000.00 shall be immediately made payable to Russel G. Winick & Associates, P.C. as an additional retainer.

2.           Escrow funds in the amount of $78,858.70 shall be released back to Purchaser upon:

(i) evidence to Seller’s lawyer of release of the personal guarantee of Seller under the Olympus and the Baytree clinical equipment leases; or

(ii) evidence to Seller’s lawyer of payoff by Purchaser of the Equipment Leases; or

3.
Escrow funds in the amount of $78,858.70 shall be released to Seller after 60 days in the event Seller is unable obtain the release of the personal guarantee of Seller or payoff the Equipment Leases within such 60 day period.

4.
The buyout amount including applicable sales and use taxes for the Olympus clinical equipment lease is $52,435.01.  The payoff amount including applicable sales and use taxes for the Baytree clinical equipment lease is $26,423.69 (through June 30, 2009).  After closing, depending upon the circumstances the Parties and the Escrow Agent may agree to adjust the amounts paid out pursuant to Paragraph 2 and/or Paragraph 3 based upon the values of the clinical leases described herein this Paragraph 4.

In the event that there are insufficient escrow funds retained in this escrow to pay for amounts claimed to be due and owing, the Seller agrees to be responsible for such additional amounts.  Alternatively, should any funds remain in the escrow account following the distributions described herein this Escrow Agreement, such remaining balance shall be returned to the Seller.

In the event that either of the Parties hereto is required to enforce the terms of provisions of this Agreement in any court, the prevailing Party in such proceeding shall be awarded to it as a part of any such award, its reasonable attorneys’ fees and costs incurred in connection with such proceeding.

This Agreement is made under and shall be construed according to the laws of the State of Illinois.  Litigation shall be conducted in the courts of DuPage County, Wheaton, Illinois, which shall have sole and exclusive jurisdiction over the Parties hereto and the subject matter hereof.  The Parties hereby agree to waive any arguments regarding venue for any such litigation, it being further agreed by the Parties that venue is proper in DuPage County, Illinois.

In the event of any dispute pertaining to the disposition of the escrow funds, the Parties agree that the Escrow Agent shall be reimbursed for all costs including reasonable attorneys’ fees related to the filing of an action in the nature of interpleader and do hereby agree to indemnify and hold the Escrow Agent harmless from and against any and all claims and demands (unless arising from the negligence or intentional act of the Escrow Agent), including the payment of reasonable attorneys’ fees, costs and expenses arising out of such default claims and demands.  Any notices to be made pursuant to this Escrow Agreement shall be given in writing to the Escrow Agent and in the absence of such written notice, the escrowee shall not be required to take any action concerning the escrowed funds.

Any modification of this Agreement will be effective only if it is in writing and signed by both Parties hereto.

This Escrow Agreement shall not be assigned, transferred, or shared by either Party with any other person, firm, or other entity, without the other Party’s prior written approval.

The terms and conditions of this Escrow Agreement shall survive the closing of the above referenced purchase transaction and delivery of closing documents from the Seller to the Purchaser.

The terms and conditions contained herein shall be binding upon the Parties hereto and their respective successors, representatives and assigns and shall be construed in accordance with the laws of the State of Illinois.

This Escrow Agreement is hereby made on this 9th day of July, 2009.

PURCHASER: ADEONA                                                                     SELLER:
PHARMACEUTICALS, INC.

BY______________________________                                      BY___________________________

     Its____________________________                                      Its_________________________

 COMPANY: HART LABS, LLC

BY___________________________

 Its____________________________

RUSSEL G. WINICK & ASSOCIATES, P.C.,
as Escrow Agent under This Agreement

BY______________________________

     Its____________________________